Exhibit 99.1
The Duckhorn Portfolio Announces Second Quarter 2022 Financial Results

Net Sales Increase 18.0%
Net Income of $17.9 million; Adjusted Net Income of $19.5 million
Adjusted EBITDA of $34.3 million
Raises Fiscal Year 2022 Guidance
St. Helena, CA, March 10, 2022 – The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”) today reported its financial results for the three months ended January 31, 2022.
Second Quarter 2022 Highlights
▪Net sales were $98.7 million, an increase of $15.1 million, or 18.0%, versus the prior year period.
▪Gross profit was $49.5 million, an increase of $7.7 million, or 18.5%, versus the prior year period. Adjusted gross profit was $49.7 million, an increase of $7.1 million, or 16.5%, versus the prior year period.
▪Net income was $17.9 million, or $0.16 per diluted share, versus $22.0 million, or $0.22 per diluted share, in the prior year period; adjusted net income was $19.5 million, or $0.17 per diluted share, versus $16.8 million, or $0.17 per diluted share, in the prior year period. Adjusted net income increased $3.7 million, or 23.6%, when compared against the prior year period, and adjusted earnings per share would have been $0.14 per diluted share in the prior year period if similarly burdened by public company costs and using the Fiscal 2022 diluted share count.
▪Adjusted EBITDA was $34.3 million, an increase of $2.1 million, or 6.6%, versus the prior year period. The most recent period’s calculation includes public company costs that did not exist in the prior year period when the Company was private. Adjusted EBITDA increased $3.5 million, or 11.5%, versus the prior year period when comparing adjusted EBITDA in the second quarter against the prior year period similarly burdened by public company costs.
▪Cash was $4.8 million as of January 31, 2022, with a leverage ratio of 2.0x net debt (net of deferred financing costs) to trailing twelve months adjusted EBITDA.

“We are pleased with our impressive second quarter results as we delivered double-digit organic sales and volume growth and continued to outperform the high-growth luxury wine industry,” commented Alex Ryan, President, Chief Executive Officer and Chairman. “Leading the growth for the quarter were our flagship winery brands, Duckhorn Vineyards and Decoy, as they appeal to a broad group of consumers given their exceptional quality and accessible price points as luxury wines. The brands continued to see distribution growth across a variety of demographics and their power to expand into new price points gives us confidence that they will produce industry-leading results over the long-term.”

Ryan continued, “Given our strong performance in the first half of the year and our proven ability to gain market share at an accelerated pace, we are raising our fiscal year 2022 guidance. We believe that our brand power, differentiated strategic plan and highly flexible supply chain well positions us to sustain momentum in 2022 and deliver profitable growth for years to come.”

Second Quarter 2022 Results

	Three months ended January 31,
	2022	2021
Net sales growth	18.0%	8.7%
Volume contribution	24.8%	11.4%
Price / mix contribution	(6.8)%	(2.8)%

	Three months ended January 31,
	2022	2021
Wholesale – distributors	67.2%	60.2%
Wholesale – California direct to retail	19.8%	19.6%
DTC	13.0%	20.2%
Net sales	100.0%	100.0%
Note: Sum of individual amounts may not recalculate due to rounding.

Net sales were $98.7 million, an increase of $15.1 million, or 18.0%, versus $83.7 million in the prior year period. The increase in net sales is primarily attributable to 24.8% volume growth, which compares to 11.4% in the prior year period. However, this was partially offset by negative 6.8% price / mix contribution, as our leading Duckhorn Vineyards and Decoy winery brands outpaced the growth of our Other Winery Brands. There was also a timing shift in shipments for select DTC volume from the second quarter to the first quarter. On a like-for-like basis, pricing changes were immaterial to our results.

Gross profit was $49.5 million, an increase of $7.7 million, or 18.5%, versus the prior year period. Gross profit margin was 50.1%, up 20 basis points versus the prior year period due to brand mix which more than offset channel unfavorability. Adjusted gross profit was $49.7 million, an increase of $7.1 million, or 16.5%, versus the prior year period.

Total selling, general and administrative expenses were $23.8 million, an increase of $6.3 million, or 36.3%, versus $17.5 million in the prior year period. The increase was primarily attributed to $1.0 million in expenses related to capital markets transactions, an additional $1.4 million in general and administrative costs specific to being a public company, and higher workforce-related expenses, including $0.9 million in incremental equity-based compensation. Selling expenses also increased approximately $2.2 million, primarily to support sales activities and the continued resurgence of business travel versus the prior year period.

Net income was $17.9 million, or $0.16 per diluted share, versus $22.0 million, or $0.22 per diluted share, in the prior year period. Adjusted net income was $19.5 million, or $0.17 per diluted share, versus $16.8 million, or $0.17 per diluted share, in the prior year period. The increases in adjusted net income were due to higher net sales and favorable brand mix, lower interest expense and lower income tax expense, partially offset by channel mix and increases in direct selling expenses, which were generally in line with net sales growth during the period. For comparison, adjusted net income for the three months ended January 31, 2021 would have been $15.8 million, or $0.14 per diluted share, if that earlier period reflected similar public company costs and diluted share count consistent with the second quarter of Fiscal 2022.

Adjusted EBITDA was $34.3 million, an increase of $2.1 million, or 6.6%, versus $32.2 million in the prior year period. The increase was largely driven by higher net sales and favorable brand mix, partially offset by the increases in selling, general and administrative expenses due to increased sales activities, greater workforce-related expenses, public company costs, and capital markets transaction expenses. Adjusted EBITDA increased

$3.5 million, or 11.5%, versus the prior year when comparing adjusted EBITDA in the second quarter against the prior year period similarly burdened by public company costs.
Fiscal Year 2022 Guidance
The Company is raising its previously provided fiscal 2022 guidance. For the year, we expect to deliver adjusted EPS between $0.55 and $0.58 per diluted share versus fiscal 2021 adjusted EPS of $0.58 per diluted share. Note that the provided annual range is negatively impacted by an increase in weighted average share count of approximately nine million shares or 8% on a year-over-year basis, a function of timing related to the Company’s third quarter fiscal 2021 IPO. Fiscal 2022 also includes a full year of public company costs, whereas fiscal 2021 results only include a partial year of public company costs.

Accordingly, the Company views it as useful to consider these factors in evaluating our operating performance year-over-year. On a like-for-like basis, the guidance range provided for fiscal 2022 adjusted EPS of $0.55 to $0.58 per diluted share is comparable to what would be an adjusted EPS of $0.52 per diluted share in fiscal 2021 if that year had been burdened by a full year of public company costs and assuming a diluted share count consistent with our guidance for fiscal 2022.

The Company’s upwardly revised guidance ranges are presented below for fiscal year 2022:

(amounts in millions, except per share data and percentages)	Fiscal year ended July 31, 2022
Net sales	$364.0	-	$369.0
Adjusted EBITDA	$121.0	-	$125.0
Adjusted EPS	$0.55	-	$0.58
Diluted share count	114.5	-	116.5
Effective tax rate	24%	-	26%
Conference Call and Webcast
The Company will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) Investors interested in participating in the live call can dial 844-200-6205 from the U.S. and 929-526-1599 internationally, and enter confirmation code 928334. A telephone replay will be available approximately two hours after the call concludes through Thursday, March 24, 2022, by dialing 866-813-9403 from the U.S., or 929-458-6194 from international locations, and entering confirmation code 890811. There will also be a simultaneous, live webcast available on the Company’s investor relations website at https://ir.duckhorn.com. The webcast will be archived for 30 days.
About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, eight state-of-the-art winemaking facilities, seven tasting rooms and more than 900 coveted acres of vineyards spanning 23 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 25 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com. Investors can access information on our investor relations website at: https://ir.duckhorn.com.

Use of Non-GAAP Financial Information
In addition to the Company’s results which are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes the following non-GAAP measures presented in this press release and discussed on the related teleconference call are useful in evaluating its operating performance: adjusted gross profit, adjusted EBITDA, adjusted net income and adjusted EPS. Certain of these non-GAAP measures exclude depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives, net of taxes, and certain other items which are not related to the Company’s core operating performance. The Company believes that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. The Company’s management team uses these non-GAAP financial measures to evaluate business performance in comparison to budgets, forecasts and prior period financial results. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided herein for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Readers are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to manage the growth of its business; the Company’s reliance on its brand name, reputation and product quality; the effectiveness of the Company’s marketing and advertising programs; general competitive conditions, including actions the Company’s competitors may take to grow their businesses; overall decline in the health of the economy and the impact of inflation on consumer discretionary spending; the occurrence of severe weather events (including fires, floods and earthquakes), catastrophic health events, natural or man-made disasters, social and political conditions or civil unrest; risks associated with disruptions in the Company’s supply chain for grapes and raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies; risks associated with the disruption of the delivery of the Company’s wine to customers; the impact of COVID-19 and its variants on the Company’s customers, suppliers, business operations and financial results; disrupted or delayed service by the distributors and government agencies the Company relies on for the distribution of its wines outside of California; the Company’s ability to successfully execute its growth strategy; decreases in the Company’s wine score ratings by wine rating organizations; quarterly and seasonal fluctuations in the Company’s operating results; the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; the Company’s ability to protect its trademarks and other intellectual property rights, including its brand and reputation; the Company’s ability to comply with laws and regulations affecting its business, including those relating to the manufacture, sale and distribution of wine; the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to both domestic and to international markets; claims, demands and lawsuits to which the Company is, and may in the future, be subject and the risk that its insurance or indemnities coverage may not be sufficient; the Company’s ability to operate, update or implement its IT systems; the Company’s ability to successfully pursue strategic acquisitions and integrate acquired businesses; the Company’s potential ability to obtain additional financing when and if needed; the Company’s substantial indebtedness and its ability to maintain compliance with restrictive covenants in the documents governing such indebtedness; the Company’s sponsor’s significant influence over the Company, and the Company’s status as a “controlled company” under the rules of the New York Stock Exchange; the potential liquidity and trading of the Company’s securities; the future trading prices of the Company’s common stock and the impact of securities analysts’ reports on these prices; and the risks identified in the Company’s other filings with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.
Contacts
Investor Contact
Chris Mandeville, ICR
ir@duckhorn.com
707-302-2635

Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares and per share data)

	January 31, 2022	July 31, 2021
ASSETS	(unaudited)
Current assets
Cash	$4,770	$4,244
Accounts receivable trade (net of allowance of $400 and $800, respectively)	43,008	33,253
Inventories	297,531	267,737
Prepaid expenses and other current assets	9,524	9,167
Total current assets	354,833	314,401
Long-term assets
Property and equipment, net	255,845	240,939
Intangible assets, net	196,705	200,547
Goodwill	425,209	425,209
Other long-term assets	2,719	2,021
Total long-term assets	880,478	868,716
Total assets	$1,235,311	$1,183,117

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$9,858	$3,556
Accrued expenses	27,076	21,557
Accrued compensation	12,716	16,845
Deferred revenue	143	3,102
Current maturities of long-term debt	11,244	11,324
Other current liabilities	377	397
Total current liabilities	61,414	56,781
Long-term liabilities
Revolving line of credit, net	133,011	121,348
Long-term debt, net of current maturities and debt issuance costs	109,149	114,625
Deferred income taxes	86,667	86,667
Other long-term liabilities	986	1,458
Total long-term liabilities	329,813	324,098
Total liabilities	391,227	380,879
Equity
Common stock, $0.01 par value; 500,000,000 shares authorized, 115,065,210 issued and outstanding at January 31, 2022 and 115,046,793 issued and outstanding at July 31, 2021	1,151	1,150
Additional paid-in capital	729,508	726,903
Retained earnings	112,839	73,634
Total The Duckhorn Portfolio, Inc. equity	843,498	801,687
Non-controlling interests	586	551
Total equity	844,084	802,238
Total liabilities and equity	$1,235,311	$1,183,117

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three months ended January 31,		Six months ended January 31,
	2022	2021	2022	2021
Net sales (net of excise taxes of $1,507, $1,150 $2,983 and $2,415, respectively)	$98,736	$83,657	$202,917	$175,295
Cost of sales	49,259	41,900	101,030	89,263
Gross profit	49,477	41,757	101,887	86,032

Selling, general and administrative expenses	23,814	17,471	46,972	34,276
Casualty loss (gain), net	31	(7,770)	80	(6,215)
Income from operations	25,632	32,056	54,835	57,971

Interest expense	1,636	3,612	3,242	7,192
Other income, net	(338)	(1,491)	(1,431)	(2,814)
Total other expenses	1,298	2,121	1,811	4,378
Income before income taxes	24,334	29,935	53,024	53,593
Income tax expense	6,407	7,935	13,784	14,071
Net income	17,927	22,000	39,240	39,522
Less: Net loss (income) attributable to non-controlling interest	5	3	(35)	4
Net income attributable to The Duckhorn Portfolio, Inc.	$17,932	$22,003	$39,205	$39,526

Net income per share of common stock:
Basic	$0.16	$0.22	$0.34	$0.39
Diluted	$0.16	$0.22	$0.34	$0.39

Weighted average shares of common stock outstanding:
Basic	115,049,395	101,713,460	115,048,094	101,713,460
Diluted	115,389,502	101,713,460	115,391,011	101,713,460

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six months ended January 31,
	2022	2021
Cash flows from operating activities
Net income	$39,240	$39,522
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	11,109	10,881
(Gain) loss on disposal of assets	(13)	66
Change in fair value of derivatives	(957)	(2,827)
Amortization of debt issuance costs	804	823
Loss on debt extinguishment	—	272
Equity-based compensation	2,875	576
Change in operating assets and liabilities:
Accounts receivable trade, net	(9,755)	(3,272)
Inventories	(29,794)	(26,363)
Prepaid expenses and other current assets	(361)	(7,765)
Other long-term assets	(217)	(166)
Accounts payable	6,377	2,250
Accrued expenses	6,621	9,138
Accrued compensation	(4,129)	(45)
Deferred revenue	(2,960)	3,086
Other current and long-term liabilities	(12)	(35)
Net cash provided by operating activities	18,828	26,141

Cash flows from investing activities
Purchases of property and equipment	(23,408)	(9,793)
Proceeds from sales of property and equipment	72	45
Net cash used in investing activities	(23,336)	(9,748)

Cash flows from financing activities
Payments of deferred offering costs	(270)	—
Payments under line of credit	(52,000)	(43,500)
Borrowings under line of credit	63,000	37,500
Extinguishment of long-term debt	—	(38,131)
Issuance of long-term debt	—	38,131
Payments of long-term debt	(5,696)	(7,238)
Repayment of capital leases	—	(8)
Debt issuance costs	—	(125)
Net cash provided by (used in) financing activities	5,034	(13,371)
Net increase in cash	526	3,022
Cash - Beginning of year	4,244	6,252
Cash - End of year	$4,770	$9,274

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted gross profit, adjusted net income, adjusted EBITDA and adjusted EPS, collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to evaluate business performance in comparison to budgets, forecasts and prior year financial results.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that the Company calculates as net income before interest, taxes, depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives and certain other items which are not related to our core operating performance. Adjusted EBITDA is a key performance measure the Company uses in evaluating its operational results. The Company believes adjusted EBITDA is a helpful measure to provide investors an understanding of how management regularly monitors the Company’s core operating performance, as well as how management makes operational and strategic decisions in allocating resources. The Company believes adjusted EBITDA also provides management and investors consistency and comparability with the Company’s past financial performance and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations unrelated to its overall performance.
Adjusted EBITDA has certain limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations include:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;
•adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to the Company; and
•other companies, including companies in the Company’s industry, may calculate adjusted EBITDA differently, which reduce their usefulness as comparative measures.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net income and the Company’s other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA.

Adjusted Gross Profit
Adjusted gross profit is a non-GAAP financial measure that the Company calculates as gross profit excluding the impact of purchase accounting adjustments (including depreciation and amortization related to purchase accounting) and bulk wine losses. We believe adjusted gross profit is a useful measure to us and our investors to assist in evaluating our operating performance because it provides consistency and direct comparability with our past financial performance between fiscal periods, as the metric eliminates the effects of non-cash or other expenses unrelated to our core operating performance that would result in fluctuations in a given metric for reasons unrelated to overall continuing operating performance. Adjusted gross profit should not be considered a substitute for gross profit or any other measure of financial performance reported in accordance with GAAP.
Adjusted Net Income
Adjusted net income is a non-GAAP financial measure that the Company calculates as net income excluding the impact of non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives and certain other items unrelated to core operating performance, as well as the estimated income tax impacts of all such adjustments included in this non-GAAP performance measure. We believe adjusted net income assists us and our investors in evaluating our performance period-over-period. In calculating adjusted net income, we also calculate the following non-GAAP financial measures which adjust each GAAP-based financial measure for the relevant portion of each adjustment to reach adjusted net income:
•Adjusted net sales – calculated as net sales excluding the impact of purchase accounting and bulk wine losses;
•Adjusted SG&A – calculated as selling, general, and administrative expenses excluding the impacts of purchase accounting, transaction expenses, equity-based compensation, and COVID-19 costs;
•Adjusted income tax – calculated as the tax effect of all adjustments to reach adjusted net income based on the applicable blended statutory tax rate for the period.
Adjusted net income should not be considered a substitute for net income or any other measure of financial performance reported in accordance with GAAP.
Adjusted EPS
Adjusted EPS is a non-GAAP financial measure that the Company calculates as adjusted net income divided by diluted share count for the applicable period. We believe adjusted EPS is useful to us and our investors because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share or any other measure of financial performance reported in accordance with GAAP.

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in millions, except shares and per share data)

				Three months ended January 31, 2022
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$98.7	$49.5	$23.8	$17.9	$6.4	$17.9	$0.16
Interest expense				1.6
Income tax expense				6.4
Depreciation and amortization expense		0.1	(1.9)	6.3
EBITDA				$32.3
Purchase accounting adjustments		0.1		0.1	—	0.1	—
Transaction expenses			(1.0)	1.0	0.3	0.8	0.01
Change in fair value of derivatives				(0.5)	(0.1)	(0.4)	—
Equity-based compensation			(1.2)	1.4	0.3	1.1	0.01
Non-GAAP results	$98.7	$49.7	$19.7	$34.3	$6.9	$19.5	$0.17

				Three months ended January 31, 2021
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$83.7	$41.8	$17.5	$22.0	$7.9	$22.0	$0.22
Interest expense				3.6
Income tax expense				7.9
Depreciation and amortization expense		0.1	(1.9)	5.8
EBITDA				$39.3
Purchase accounting adjustments		0.8		0.8	0.2	0.6	0.01
Change in fair value of derivatives				(1.3)	(0.3)	(0.9)	(0.01)
Equity-based compensation			(0.3)	0.3	—	0.3	—
Casualty loss (gain), net				(7.8)	(2.0)	(5.8)	(0.06)
Financial statement uplift costs			(0.2)	0.2	0.1	0.2	—
Wildfire costs				0.1	—	—	—
COVID-19 costs			(0.7)	0.7	0.2	0.5	—
Non-GAAP results	$83.7	$42.7	$14.4	$32.2	$6.0	$16.8	$0.17
Note: Sum of individual amounts may not recalculate due to rounding.